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                                                                EXHIBIT 3.20



                        MICHIGAN DEPARTMENT OF COMMERCE
                       CORPORATION AND SECURITIES BUREAU


                       RESTATED ARTICLES OF INCORPORATION
                    For Use by Domestic Profit Corporations


     Pursuant to the provisions of Act 284, Public Acts of 1972, as amended, the undersigned corporation executes the following Articles:

1.   The present name of the corporation is:

     Howell Industries, Inc.

2.   The corporation identification number (CID) assigned by the Bureau is:

     184-966

3.   All former names of the corporation are:

     Detroit Macoid Corporation

     Macoid Industries, Inc.

4.   The date of filing the original Articles of Incorporation was:

     July 9, 1934

     The following Restates Articles of Incorporation supersede the Articles of Incorporation as amended and shall be the Articles of Incorporation for the corporation:

                                   ARTICLE I

The name of the corporation is:

     Howell Industries, Inc.

                                   ARTICLE II

The purpose or purposes for which the corporation is organized are:

           To manufacture, purchase, distribute, compound, sell at retail and wholesale and generally deal in plastic materials and plastic products.

           To manufacture, purchase or otherwise acquire goods, wares, merchandise, and personal property of every class and description, and to hold, own, sell or otherwise dispose of, trade, deal in and deal with the same.

           To buy, sell, deal in, lease, hold or improve real estate, and the fixtures and personal property incidental thereto or connected therewith, and with that end in view, to acquire by purchase, lease, hire, or otherwise, lands, tenements, hereditaments, or any interest therein, and to improve the same, and generally to hold, manage, deal with, and improve the property of the corporation; and to sell, lease, mortgage, pledge or otherwise dispose of the lands, tenements and hereditaments or other property of the corporation.


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           To borrow or raise moneys for any of the purposes of the corporation and from time to time, without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable and non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage, pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge, or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.

           In general, to carry on any business in connection therewith and incidental thereto not forbidden by the laws of the State of Michigan, and with all the powers conferred upon corporations by the laws of the State of Michigan.

                                  ARTICLE III

The total authorized capital stock is:


1.    Common Shares       N/A            Par Value Per Share     $
                        ----------                                  -----

      Preferred Shares   250,000         Par Value Per Share     $  1.00
                        ----------                                  -----

and/or shares without par value as follows:

2.    Common Shares     2,500,000        Stated Value Per Share  $  1.87
                       -----------                                  -----

      Preferred Shares    N/A            Stated Value Per Share  $
                       -----------                                  -----

3. A statement of all or any of the relative rights, preferences and limitations of the shares of each of class is as follows:

           The holders of shares of Common Stock, and the holders of shares of Preferred Stock, shall be entitled to one (1) vote for each share held without distinction between classes except as required by law.

           All shares of Preferred Stock shall be identical, except that the Board of Directors shall have authority to divide the shares of Preferred Stock into series and fix from time to time before issuance, the number of shares to be included in any series and the designation, relative rights, preferences and limitations of all shares of such series. The authority of the Board of Directors with respect to each series shall include the determination of any or all of the following, and the shares of each series may vary from the shares of any other series in the following respects:

                 (a) the number of shares constituting such series and the designation thereof to distinguish the shares of such series from the shares of all other series;

                 (b) the rate of dividend and the extent of further participation in dividend distribution, if any;

                 (c) the price at and the terms and conditions on which the shares are redeemable;

                 (d) the amount payable upon shares in event of voluntary or involuntary liquidation;

                 (e) the terms and conditions upon which the shares are convertible into other classes of stock of the corporation, if such shares are to be convertible.



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           Dividends on all outstanding shares of Preferred Stock must be declared and paid, or set aside for payment, before any dividends can be declared and paid, or set aside for payment, on the shares of Common Stock with respect to the same dividend period.

           In the event of voluntary or involuntary dissolution, liquidation, or winding up of the corporation, the holders of shares of the Preferred Stock of each series shall be entitled to be paid from the assets of the corporation such amounts as shall have been fixed and determined by the Board of Directors when such shares of Preferred Stock are issued, plus an amount equivalent to all dividends accrued thereon, before any amount shall be paid to the holders of Common Stock.

           Each share of Common Stock shall be equal in all respects to all other shares of Common Stock.

           No holders of shares of capital stock shall be entitled as such as a matter of right to subscribe for or purchase any part of any new or additional issue of stock, or securities convertible into stock, of any class whatsoever, whether now or hereafter authorized and whether issued for cash, property, services, by way of dividends or otherwise.

                                   ARTICLE IV

1.    The address of the current registered office is:

      2365 Franklin Road
      Bloomfield Hills, Michigan 48302

2. The mailing address of the current registered office if different than above:

      N/A

3.    The name of the current resident agent is:

      Clifford C. Suing

                                   ARTICLE V

      The term of existence of the corporation is perpetual.

                                   ARTICLE VI

      When a compromise or arrangement or a plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this corporation.




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                                  ARTICLE VII

     A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty. However, this Article shall not eliminate or limit the liability of a director for any of the following.

           (1) A breach of the director's duty of loyalty to the corporation or its shareholders.

           (2) Acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law.

           (3) A violation of Section 551(1) of the Michigan Business Corporation Act.

           (4) A transaction from which the director derived an improper personal benefit.

           (5) An act or omission occurring before March 1, 1987.

     Any repeal or modification of this Article VI by the shareholders of the corporation shall not adversely affect any right or protection of any director of the corporation existing at the time of, or for or with respect to, any acts or omissions occurring before such repeal or modification.

     These Restated Articles of Incorporation were duly adopted on the 23rd day of September, 1988, in accordance with the provisions of Section 642 of the Act and were duly adopted by the Board of Directors without a vote of the shareholders. These Restated Articles of Incorporation only restate and integrate and do not further amend the provisions of the Articles of Incorporation as heretofore amended and there is no material discrepancy between those provisions and the provisions of these Restated Articles.

     Signed this ____ day of September, 1988.


                                             By: _______________________________

                                                 _______________________________
                                                 (Print or type name and title)





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